EXECUTIVE SEVERANCE AGREEMENT

This Executive Severance Agreement (“Agreement”), including the attached Exhibit “A,” which is incorporated herein by reference and made an integral part of this Agreement, is entered into between U.S. Concrete, Inc., a Delaware corporation (the “Company”), and James C. Lewis (“Executive”) effective as of October 1, 2010 (the “Effective Date”). In consideration of the mutual agreements, provisions and covenants contained herein, and intending to be legally bound hereby, the Company and Executive agree as follows:

1.           Termination

1.1           Termination By the Company.  The Company may terminate Executive’s employment for any of the following reasons:

 a.           Termination for Cause.  For “Cause” upon the determination by a majority of the Company’s Board of Directors that “Cause” exists to terminate Executive’s employment.  “Cause” means (i) Executive’s gross negligence, willful misconduct, or willful neglect in the performance of the material duties and services of Executive to the Company in his current Position (as set forth on Exhibit “A” or any Position to which Executive has been promoted (provided Executive has accepted such promotion)); (ii) Executive’s final conviction of a felony by a trial court, or Executive’s entry of a plea of nolo contendere to a felony charge; (iii) any criminal indictment of Executive relating to an event or occurrence for which Executive was directly responsible which, in the business judgment of a majority of the Company’s Board of Directors, exposes the Company to ridicule, shame or business or financial risk; or (iv) a material breach by Executive of any material provision of this Agreement.  If the Company terminates Executive’s employment for Cause, Executive shall be entitled only to Executive’s (a) pro rata Monthly Base Salary (as defined in Exhibit “A”) through the date of such termination, and (b) unused vacation days earned for the year prior to the year in which Executive’s termination occurs, plus pro rata vacation days earned for the year in which Executive’s termination occurs (collectively, the “Accrued Payments”).  All future compensation and benefits, other than benefits to which Executive is entitled under the terms of the Company’s compensation and/or benefit plans or applicable law, shall cease as of the date of such termination.  In the case of a termination for Cause under subpart (i) above, (a) all stock options previously granted by the Company to Executive that are vested on the date of termination for Cause shall, notwithstanding any contrary provision of any applicable plan or agreement covering any such stock option awards, remain outstanding and continue to be exercisable for a period of 30 days following the date of termination for Cause (or, if earlier, the expiration of their term), (b) all stock options previously granted by the Company to Executive that are not vested on the date of termination for Cause shall terminate immediately and (c) all restricted stock, restricted stock units and other awards that have not vested prior to the date of termination for Cause shall be cancelled immediately.  In the case of a termination for Cause under subparts (ii), (iii) or (iv) above, (y) all stock options previously granted by the Company to Executive (whether or not vested) shall terminate immediately and (z) all restricted stock, restricted stock units and other awards that have not vested prior to the date of termination for Cause shall be cancelled immediately.

b.           Involuntary Termination.  Without Cause at the Company’s option at any time, with or without notice and for any reason whatsoever, other than death, Disability or for Cause, in the sole discretion of the Company (“Involuntary Termination”).  Upon an Involuntary Termination, Executive shall receive all of the following severance benefits (provided, however, that, in the event of an Involuntary Termination in circumstances in which the provisions of Section 1.3 would be applicable, the provisions of Section 1.3 will instead apply):

(i)           a lump sum payment in cash (in accordance with Section 4.11) equal to the Monthly Base Salary in effect on the date of Involuntary Termination multiplied by 24;

(ii)          a lump-sum payment in cash (in accordance with Section 4.11) equal to the amount of (a) Executive’s target bonus for the bonus year in which Executive’s Involuntary Termination occurs, prorated based on the number of days in the bonus year that have elapsed prior to the date of Involuntary Termination, and (b) Executive’s Accrued Payments.

(iii)         provided that Executive is eligible for and timely elects to receive group medical continuation coverage under COBRA, the Company will pay 100% of applicable medical continuation premiums for the benefit of Executive (and his covered dependents as of the date of his termination, if any) under Executive’s then-current plan election for 18 months after termination, with such coverage to be provided under the closest comparable plan as offered by the Company from time to time; and

(iv)         a pro-rata portion of all stock options, restricted stock awards, restricted stock units and similar equity awards granted to Executive by the Company prior to the date of termination (collectively, the “Outstanding Equity Awards”) that would otherwise have vested during the six month period following the date of Involuntary Termination if such termination had not occurred shall immediately vest and become exercisable on the date of termination.

(v)          The remaining portion of all Outstanding Equity Awards, if any, which is unvested on the date of Involuntary Termination shall be forfeited and canceled in its entirety upon the date of Involuntary Termination.

(vi)         Each Outstanding Equity Award which is or becomes vested and exercisable on the date of Involuntary Termination shall remain outstanding and exercisable until the earlier of (a) the expiration of the twelve month period which commences on the date of Involuntary Termination and (b) the expiration date of the original term of the Outstanding Equity Award.

c.           Death/Disability.  Upon Executive’s (i) death, or (ii) Disability.  For purposes of this Agreement, “Disability” means if Executive becomes physically or mentally incapacitated and is therefore unable for a period of one hundred twenty (120) consecutive days or one-hundred eighty (180) days during any one (1) year period to perform his duties with substantially the same level of quality as immediately prior to such incapacity.  Upon termination of employment due to such death or Disability, Executive or Executive’s heirs shall be entitled to receive all severance benefits described in Section 1.1.b. as if Executive’s employment ended due to an Involuntary Termination by the Company as of the date of death or Disability.  Additionally, each Outstanding Equity Award which is (i) vested and exercisable on the date of termination due to death or Disability shall remain outstanding and exercisable until the earlier of (a) the expiration of the twelve month period which commences on the date of such termination and (b) the expiration date of the original term of the Outstanding Equity Award, and (ii) unvested on the date of termination due to death or Disability shall be forfeited and canceled in its entirety upon the date of such termination.

1.2           Termination By Executive.  Executive may terminate Executive’s employment for any of the following reasons:

 a.           Termination for Good Cause.  For “Good Cause”, which shall mean the occurrence of any of the following events, without Executive’s consent: (i) a material diminution in Executive’s then current Monthly Base Salary, (ii) a material change in the location of Executive’s principal place of employment by the Company from the “Location” set out on Exhibit “A,” (iii) any material diminution in Executive’s Position from that set out on Exhibit “A” or any title or Position to which Executive has been promoted, (iv) any material diminution of Executive’s authority, duties, or responsibilities from those commensurate and consistent with the character, status and dignity appropriate to Executive’s Position or any title or Position to which Executive has been promoted (provided, however, that if at any time Executive ceases to have such duties and responsibilities as are commensurate and consistent with his Position that are associated with a publicly traded company because the Company ceases to have any securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, or ceases to be required to file reports under Section 15(d) of the Securities Exchange Act of 1934, as amended, then Executive’s authority, duties and responsibilities will not be deemed to have been materially diminished solely due to the cessation of such publicly-traded company duties and responsibilities), (v) any material breach by the Company of any material provision of this Agreement, or (vi) any restructuring of Executive’s direct reporting relationship such that Executive does not report to the Company’s Chief Executive Officer, which in the case of any of (i) through (vi) above remains uncorrected by the Company for 30 days following Executive’s written notice to the Company of Good Cause.  Executive must provide such written notice to the Company of Good Cause within 60 days of the initial existence of such specified event alleged to constitute Good Cause.  Executive shall not be entitled to terminate his employment for Good Cause with respect to specified events unless Executive tenders resignation for Good Cause within 30 days of the Company’s failure to cure. Upon Executive’s termination of employment for Good Cause, Executive shall receive all severance benefits and equity treatment described in Section 1.1.b. as if Executive’s employment ended due to an Involuntary Termination by the Company (provided, however, that, in the event of a termination for Good Cause in circumstances in which the provisions of Section 1.3 would be applicable, the provisions of Section 1.3 will instead apply).

b.           Voluntary Termination.  For any other reason whatsoever, in Executive’s sole discretion, upon thirty (30) days advance written notice to the Company.  Upon such voluntary termination by Executive for any reason other than Good Cause (a “Voluntary Termination”), all of Executive’s future compensation and benefits, other than benefits to which Executive is entitled under the terms of the Company’s compensation and/or benefit plans or applicable law, shall cease as of the date of Voluntary Termination, and Executive shall be entitled only to the Accrued Payments.  In the case of a Voluntary Termination, (i) all stock options previously granted by the Company to Executive that are vested on the date of Voluntary Termination will remain outstanding and continue to be exercisable by Executive until 90 days after the date of Voluntary Termination (or, if earlier, the expiration of their term), and (ii) all Outstanding Equity Awards that have not vested prior to the date of Voluntary Termination shall be cancelled immediately.

1.3           Termination Following Change In Control.  In the event a Change in Control (as defined herein) occurs and within one year after the date of the Change in Control either (a) Executive terminates his employment for Good Cause or (b) the Company or any successor (whether direct or indirect and whether by purchase, merger, consolidation, share exchange or otherwise) to substantially all of the business, properties and/or assets of the Company makes an Involuntary Termination of Executive’s employment, then in either case the Company or its successor shall be required to provide Executive, and Executive shall receive, all of the following Change in Control benefits:

(i)           a lump sum payment in cash equal to (a) the sum of (I) Executive’s Monthly Base Salary in effect on the termination date multiplied by 12, and (II) the amount of Executive’s full target bonus for the bonus year in which termination occurs, multiplied by (b) the Change in Control Multiplier described on Exhibit “A”, payable on the termination date (subject to Section 4.11);

(ii)          a lump-sum payment in cash (in accordance with Section 4.11) equal to the Accrued Payments;

(iii)          provided that Executive is eligible for and timely elects to receive group medical continuation coverage under COBRA, the Company will pay 100% of applicable medical continuation premiums for the benefit of Executive (and his covered dependents as of the date of his termination, if any) under Executive’s then-current plan election for 18 months after termination, with such coverage to be provided under the closest comparable plan as offered by the Company from time to time; and

(iv)         all stock options, restricted stock awards, restricted stock units and similar awards granted to Executive by the Company prior to the termination date shall be treated in accordance with Section 3.2.

1.4          Offset.  In all cases, the compensation and benefits payable to Executive under this Agreement upon termination of Executive’s employment shall be offset by any undisputed amounts that Executive then owes to the Company.  Notwithstanding the foregoing, an offset may apply to compensation or benefits under this Agreement only at the time when the compensation or benefits otherwise would have been paid under this Agreement.

1.5          One Recovery.  In the event of termination of Executive’s employment, Executive shall be entitled, if at all, to only one set of severance benefits or Change in Control benefits, as applicable, provided in this Agreement.

1.6          Certain Obligations Continue.  Upon termination of Executive’s employment, all rights and obligations of Executive and the Company or its successor under this Agreement shall cease as of the effective date of termination except that (i) Executive’s obligations under Article 2 and Sections 4.1 and 4.4 of this Agreement and the Company’s or its successor’s obligations under Article 3 and Sections 1.1, 1.2, 1.3, 2.6, 4.1 and 4.4 and the Company’s or its successor’s obligations to provide any severance benefits or Change in Control benefits to Executive shall survive such termination in accordance with their terms, and (ii) Executive shall be entitled to receive all compensation (including bonus) earned and benefits and reimbursements due through the effective date of termination as provided herein.

1.7          Notice of Termination.  Any termination of Executive’s employment shall be communicated by Notice of Termination to the non-terminating party, given in accordance with this Agreement.  For purposes of this Agreement, “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, and (iii) specifies the termination date, if such date is other than the date of receipt of such notice.

2.           Confidential Information; Post-Employment Obligations

2.1           Company Property.  All written materials, records, data, and other documents prepared by Executive during Executive’s employment by the Company are Company property.  All information, ideas, concepts, improvements, discoveries, and inventions that are conceived, made, developed, or acquired by Executive individually or in conjunction with others during Executive’s employment (whether during business hours and whether on the Company’s premises or otherwise) which relate to the Company’s business, products, or services are the Company’s sole and exclusive property.  All memoranda, notes, records, files, correspondence, drawings, manuals, models, specifications, computer programs, maps, and all other documents, data, or materials of any type embodying such information, ideas, concepts, improvements, discoveries, and inventions are the Company’s property.  At the termination of Executive’s employment with the Company for any reason, Executive shall return all of the Company’s documents, data, or other Company property, including all copies, to the Company.

2.2           Confidential Information; Non-Disclosure.

 a.           Executive acknowledges that the business of the Company and its Affiliates is highly competitive and that the Company will provide Executive with access to Confidential Information relating to the business of the Company and its Affiliates.  “Confidential Information” means and includes the Company’s and its Affiliates’ confidential and/or proprietary information and/or trade secrets that have been developed or used and/or are reasonably planned to be developed and that cannot be obtained readily by third parties from outside sources.  Confidential Information includes, by way of example and without limitation, the following: information regarding customers, employees, contractors, and the industry not generally known to the public; strategies, methods, books, records, and documents; technical information concerning products, equipment, services, and processes, particularly mixing techniques, mix designs or chemical analyses of concrete products; procurement procedures and pricing techniques; the names of and other information concerning customers, investors, and business affiliates (such as contact name, service provided, pricing for that customer, type and amount of services used, credit and financial data, and/or other information relating to the Company’s relationship with that customer); pricing strategies and price curves; positions; plans and strategies for expansion or acquisitions; budgets; customer lists; research; financial and sales data; trading methodologies and terms; evaluations, opinions, and interpretations of information and data; marketing and merchandising techniques; prospective customers’ names and marks; grids and maps; electronic databases; models; specifications; computer programs; internal business records; contracts benefiting or obligating the Company or its Affiliates; bids or proposals submitted to any third party; technologies and methods; training methods and training processes; organizational structure; personnel information, including salaries of personnel; payment amounts or rates paid to consultants or other service providers; and other such confidential or proprietary information.  Executive acknowledges that this Confidential Information constitutes a valuable, special, and unique asset used by the Company and its Affiliates in its businesses to obtain a competitive advantage over its competitors.  Executive further acknowledges that protection of such Confidential Information against unauthorized disclosure and use is of critical importance to the Company in maintaining its competitive position.  Executive also will have access to, or knowledge of, Confidential Information of third parties, such as actual and potential customers, suppliers, partners, joint venturers, investors, financing sources and the like, of the Company.  The Company also agrees to provide Executive with access to Confidential Information and specialized training regarding the Company’s and its Affiliates’ methodologies and business strategies, which will enable Executive to perform his job at the Company.

b.           Executive agrees that Executive will not, at any time during or after Executive’s employment with the Company, make any disclosure of any Confidential Information or specialized training of the Company, or make any use thereof without the express advance written consent of the Company, except in carrying out his employment responsibilities hereunder.  Executive also agrees to preserve and protect the confidentiality of third party Confidential Information to the same extent, and on the same basis, as the Company’s Confidential Information.  Nothing in this Section 2.2 is intended to prohibit Executive from complying with any court order, lawful subpoena or governmental request for information, provided that Executive notifies the Company promptly upon the receipt of any such order, subpoena or request and before the date of required compliance.

2.3           Non-Competition Obligations.  The Company agrees to and shall provide Executive with immediate access to Confidential Information.  Ancillary to the rights and severance benefits provided to Executive, the Company’s provision of Confidential Information and specialized training to Executive, and Executive’s agreement not to disclose Confidential Information, and in order to protect the Confidential Information described above, the Company and Executive agree to the following non-competition provisions.  Executive agrees that during Executive’s employment with the Company and for the “Period of Post-Employment Non-Competition Obligations” set forth in Exhibit “A,” Executive will not, directly or indirectly, for Executive or for any other person or entity, in the “Geographic Region of Responsibility” described on Exhibit “A” (or, if Executive’s Geographic Region of Responsibility has changed, in any and all geographic regions in which Executive has devoted substantial attention at such location to the material business interest of the Company and its Affiliates during the 12-month period immediately preceding Executive’s termination of employment), engage in, assist, or have any active interest or involvement, whether as an employee, agent, consultant, creditor, advisor, officer, director, stockholder (excluding holdings of 2% or less of the stock of a public company), partner, proprietor, or any type of principal whatsoever in any person, firm, business or other entity that generates more than 10% of its annual revenue from the sale of any concrete-related products and services that the Company or its Affiliates offers, then has plans to offer, or has offered in the preceding 12-month period, including, but not limited to, ready-mixed concrete, pre-cast concrete or related building materials or services such as proportioned mix design services, concrete mold engineering or design services, rebar, mesh, color additives, curing compounds, grouts, wooden forms, or similar products or services, whether at wholesale or retail (a “Competing Business”).  Executive understands that the foregoing restrictions may limit Executive’s ability to engage in certain businesses in the geographic region and during the period provided for above, but acknowledges that these restrictions are necessary to protect the Confidential Information the Company has provided to Executive.

2.4           Non-Solicitation of Customers.  During Executive’s employment with the Company and for the Period of Post-Employment Non-Competition Obligations, Executive will not call on, service, or solicit Competing Business from clients or customers of the Company or its affiliated entities whom that Executive, within the previous 24 months, (i) provided services to, worked with, solicited or had or made contact with, or (ii) had access to information and files concerning.

2.5           Non-Solicitation of Employees.  During Executive’s employment with the Company, and for the Period of Post-Employment Non-Competition Obligations, Executive will not, either directly or indirectly, call on, solicit, or induce any other employee or officer of the Company or its affiliated entities whom Executive had contact with, knowledge of, or association with in the course of employment with the Company to terminate his employment, and will not assist any other person or entity in such a solicitation.

2.6           Early Resolution Conference/Arbitration.  The parties are entering into this Agreement with the express understanding that this Agreement is clear and fully enforceable as written.  If Executive ever decides to contend that any restriction on activities imposed by Article 2 of this Agreement is no longer enforceable as written or does not apply to an activity in which Executive intends to engage, Executive first will notify the Company’s President and its Secretary in writing and meet with a Company representative at least 14 days before engaging in any activity that foreseeably could fall within the questioned restriction to discuss resolution of such claims (an “Early Resolution Conference”).  Should the parties not be able to resolve disputes at the Early Resolution Conference, the parties agree to use confidential, binding arbitration to resolve the disputes.  The arbitration shall be conducted in Houston, Texas, in accordance with the then-current employment arbitration rules of the American Arbitration Association, before an arbitrator licensed to practice law in Texas.  Each party shall bear its own costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with any dispute and/or arbitration arising out of or relating to this Agreement; provided, however, that the parties agree that the arbitrator, in the arbitrator’s discretion, may award a prevailing party, a reasonable attorney’s fee, including arbitration expenses and costs.  Either party may seek a temporary restraining order, injunction, specific performance, or other equitable relief regarding the provisions of this Section if the other party fails to comply with obligations stated herein.  The parties’ agreement to arbitrate applies only to the matters subject to an Early Resolution Conference.

2.7           Warranty and Indemnification.  Executive warrants that Executive is not a party to any restrictive agreement limiting Executive’s activities in his employment by the Company.  Executive further warrants that at the time of the signing of this Agreement, Executive knows of no written or oral contract or of any other impediment that would inhibit or prohibit employment with the Company, and that Executive will not knowingly use any trade secret, confidential information, or other intellectual property right of any other party in the performance of Executive’s duties hereunder.  Executive shall hold the Company harmless from any and all suits and claims arising out of any breach of such restrictive agreement or contracts.

2.8           Modification.  Executive and the Company agree that if the scope or enforceability of a restrictive covenant described in this Article 2 is disputed, the arbitrator or court with competent jurisdiction may modify and enforce the covenant to the extent that it determines the covenant to be reasonable.

3.           Change in Control

3.1           Definitions.

 a.           For purposes of this Agreement, a “Change in Control” shall be deemed to have occurred on the earliest of any of the following dates:

(i)           the date the Company merges or consolidates with any other person or entity, and the voting securities of the Company outstanding immediately prior to such merger or consolidation do not continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the total voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

(ii)          the date the Company sells all or substantially all of its assets to any other person or entity;

(iii)         the date the Company is dissolved;

(iv)         the date any person or entity together with its Affiliates (as defined herein) becomes, directly or indirectly, the Beneficial Owner (as defined herein) of voting securities representing more than 50% of the total voting power of all then outstanding voting securities of the Company; or

(v)          the date the individuals who constituted the non-employee members of the Company’s Board of Directors (“Incumbent Board”) as of the Effective Date cease for any reason to constitute at least a majority of the non-employee members of the Board, provided that for purposes of this clause (v) any person becoming a director of the Company whose election or nomination for election by the Company’s stockholders was approved by a vote of at least 80% of the directors comprising the Incumbent Board then still in office (or whose election or nomination was previously so approved) shall be, for purposes of this clause (v), considered as though such person were a member of the Incumbent Board;

provided, however, that notwithstanding anything to the contrary contained in clauses (i) - (v), a Change in Control shall not be deemed to have occurred in connection with any bankruptcy or insolvency of the Company, or any transaction in connection therewith.

b.           As used in this Agreement, the following terms are defined as follows:

(i)           “Affiliate” shall mean, with respect to any person or entity, any person or entity that, directly or indirectly, Controls, is Controlled by, or is under common Control with such person or entity in question.  For the purposes of the definition of Affiliate, “Control” (including, with correlative meaning, the terms “Controlled by” and “under common Control with”) as used with respect to any person or entity, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity whether through the ownership of voting securities or by contract or otherwise;

(ii)          “Beneficial Owner” has the meaning ascribed to it pursuant to Rule 13d-3 under the Securities Exchange Act of 1934; and

(iii)         “Parent” means a corporation, partnership, trust, limited liability company or other entity that is the ultimate Beneficial Owner of more than 50% of the Company’s or its successor’s outstanding voting securities.

3.2          Vesting of Awards.

a.           All stock options, restricted stock awards, restricted stock units and similar equity awards granted to Executive by the Company prior to the date of a Change in Control shall, notwithstanding any contrary provision of any applicable plan or agreement covering any such stock options, restricted stock awards, restricted stock units or similar awards, fully vest and become exercisable in full upon the consummation of such Change in Control and shall remain outstanding and in effect in accordance with their terms, and any restrictions, forfeiture conditions or other conditions or criteria applicable to any such awards shall lapse immediately upon the consummation of such Change in Control.  Notwithstanding the foregoing, any such award that is subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations promulgated thereunder (and such other Treasury or Internal Revenue Service guidance) as in effect from time to time (“Section 409A”) shall only fully vest and become exercisable in full immediately upon a “change in ownership or effective control” as defined in Section 409A that also constitutes a Change in Control as defined in Section 3.1 above.  Subject to Section 3.2(b) below, Executive may exercise any such stock options or other exercisable awards at any time before the expiration of their term.

b.           Notwithstanding anything in Section 3.2(a) to the contrary, in the event of a Change in Control, the Company may, in its sole discretion, provide for the cancellation upon the consummation of such Change in Control of all outstanding stock options, restricted stock awards, restricted stock units and similar equity awards granted to Executive by the Company prior to the date of such Change in Control, whether or not vested and exercisable, and a payment in cash, property, or a combination thereof, will be made to Executive within ten (10) days after the consummation of the Change in Control in an amount equal to (a) in the case of stock options and similar appreciation awards, the excess, if any, of (i) the per share consideration received by a shareholder of the Company’s capital stock in connection with the Change in Control (the “Change in Control Price”) over (ii) the exercise price or purchase price per share, if any, of the underlying award, multiplied by the number of unexercised shares subject to such equity award, and (b) in the case of restricted stock awards, restricted stock units and similar full-value equity awards, the Change in Control Price multiplied by the number of shares subject to such equity award.  If the Change in Control Price is less than the exercise price or purchase price of a stock option or similar equity award, such stock option or similar equity award will be automatically cancelled with no payment therefor.

3.3           Section 280G Cutback.  Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company or its successor to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code (such excise tax, together with any interest thereon, any penalties, additions to tax, or additional amounts with respect to such excise tax, and any interest in respect of such penalties, additions to tax or additional amounts, being collectively referred herein to as the “Excise Tax”), then if the aggregate of all Payments that would be subject to the Excise Tax, reduced by all Federal, state and local taxes applicable thereto, including the Excise Tax is less than the amount Executive would receive, after all such applicable taxes, if Executive received Payments equal to an amount which is $1.00 less than three times the Executive's “base amount”, as defined in and determined under Section 280G of the Code, then, such Payments shall be reduced or eliminated to the extent necessary so that the aggregate Payments received by Executive will not be subject to the Excise Tax.  If a reduction in the Payments is necessary, reduction shall occur in the following order: first, a reduction of cash payments not attributable to equity awards which vest in an accelerated basis; second, a reduction in any other cash amount payable to Executive; third, the reduction of any employee benefit valued as a “parachute payment” (as defined in Section 280G of the Code); and fourth, the cancellation of accelerated vesting of stock awards.  If acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of Executive's stock awards.  All determinations made under this Section 3.3 and the assumptions to be utilized in arriving at such determinations shall be made by a registered public accounting firm designated by Executive and reasonably acceptable to the Company (the “Accounting Firm”).  All fees and expenses of the Accounting Firm shall be borne solely by the Company or its successor.

4.           Miscellaneous

4.1           Statements About the Company or Executive.  Except as may be required to comply with a court order, lawful subpoena or governmental request for information, Executive and the Company shall refrain, both during and after Executive’s employment, from publishing any oral or written statements about the other that are disparaging, slanderous, libelous, or defamatory, or that disclose private or confidential information about their business affairs.

4.2           Notices.  Notices and all other communications hereunder shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail.  Notices to the Company shall be sent to its President and its Secretary at: U.S. Concrete, Inc., 2925 Briarpark, Suite 1050, Houston, Texas 77042.  Notices and communications to Executive shall be sent to the address Executive most recently provided in writing to the Company.

4.3           No Waiver.  No failure by either party at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of any provisions or conditions of this Agreement.

4.4           Mediation.  If a dispute arises out of or relates to Executive’s termination, other than a dispute regarding Executive’s obligations under Article 2, and if the dispute cannot be settled through direct discussions, then the Company and Executive agree to try to settle the dispute in an amicable manner by confidential mediation before having recourse to any other proceeding or forum.

4.5           Governing Law.  This Agreement shall be deemed to be made in the State of Delaware, and the validity, interpretation, construction, and performance of this Agreement in all respects shall be governed by the laws of the State of Delaware without regard to its principles of conflicts of law.  No provision of this Agreement or any related document will be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or drafted such provision.

4.6          Consent to Jurisdiction; Waiver of Jury Trial.

a.           Except as otherwise specifically provided herein, Executive and the Company each hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the District of Delaware (or, if subject matter jurisdiction in that court is not available, in any state court located within Wilmington, Delaware) over any dispute arising out of or relating to this Agreement.  Except as otherwise specifically provided in this Agreement, the parties undertake not to commence any suit, action or proceeding arising out of or relating to this Agreement in a forum other than a forum described in this Section 4.6; provided, however, that nothing herein shall preclude the Company or Executive from bringing any suit, action or proceeding in any other court for the purposes of enforcing the provisions of this Section 4.6 or enforcing any judgment obtained by the Company.

b.           The agreement of the parties to the forum described in Section 4.6(a) is independent of the law that may be applied in any suit, action, or proceeding and the parties agree to such forum even if such forum may under applicable law choose to apply non-forum law.  The parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding brought in an applicable court described in Section 4.6(a), and the parties agree that they shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.  The parties agree that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any suit, action or proceeding brought in any applicable court described in Section 4.6(a) shall be conclusive and binding upon the parties and may be enforced in any other jurisdiction.

c.           The parties hereto irrevocably consent to the service of any and all process in any suit, action or proceeding arising out of or relating to this Agreement by the mailing of copies of such process to such party at such party’s address specified in Section 4.2.

d.           Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding arising out of or relating to this Agreement.  Each party hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party hereto has been induced to enter into this Agreement by, among other things, the mutual waiver and certifications in this Section 4.6(d).

e.           Each party shall bear its own costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with any dispute arising out of or relating to this Agreement.

4.7          Assignment.  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.  The Company may assign this Agreement to any affiliated entity.  Executive’s rights and obligations under this Agreement are personal, and they shall not be assigned or transferred without the Company’s prior written consent otherwise than by will or the laws of descent and distribution.  The Company will require any successor (direct or indirect and whether by purchase, merger, consolidation, share exchange or otherwise) to substantially all of the business, properties and assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would have been required to perform it had no succession taken place.

4.8           Other Agreements/Entire Agreement.  This Agreement shall supersede any and all existing oral or written agreements, representations or warranties between Executive and the Company or any of its Affiliates relating to the terms of Executive’s termination by the Company or any of its Affiliates.  This Agreement (including Exhibit “A” attached hereto, which is incorporated herein by reference and made an integral part of this Agreement) constitutes the entire agreement of the parties with respect to the subject matters of this Agreement.  Any modification of this Agreement (including without limitation to Exhibit “A”) will be effective only if it is in writing and signed by each party.  Executive is also a party to that certain Indemnification Agreement, dated October 1, 2010, between Executive and the Company (the “Indemnification Agreement”).  Nothing in this Agreement is intended to alter or amend the terms or effect of the Indemnification Agreement, which shall remain in effect in accordance with its terms, notwithstanding the execution or termination of this Agreement.

4.9           Invalidity.  Should any provision(s) in this Agreement be held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall be unaffected and shall continue in full force and effect, and the invalid, void or unenforceable provision(s) shall be deemed not to be part of this Agreement.

4.10         Withholding.  All payments required to be made to Executive pursuant to this Agreement shall be subject to the withholding of amounts relating to income and employment taxes and other customary employee deductions in conformity with the Company’s payroll policies in effect from time to time.

4.11         Time of Payments and Section 409A.

a.           All amounts payable under Sections 1.1.b, 1.2.a and 1.3 of this Agreement shall be paid only after Executive’s timely execution, without revocation, of a waiver and general release of claims in favor of the Company, its subsidiaries and Affiliates, and their respective predecessors and successors, and all of the respective current or former directors, officers, employees, shareholders, partners, members, agents or representatives of any of the foregoing, in a form satisfactory to the Company.  The Company shall provide the aforementioned release to Executive within 10 days following the date of Executive’s termination of employment.  Executive’s execution of the release shall be considered timely only if the release is executed and returned to the Company by the deadline specified by the Company, which deadline shall not be earlier than the 21st day following the date the release is provided to Executive nor later than the 55th day following the date of termination of Executive’s employment.  If Executive has timely returned the executed release and the revocation period has expired, the amounts payable under Sections 1.1.b, 1.2.a and 1.3 of this Agreement, to the extent payable in a lump sum, shall be paid on the 65th day following the date of Executive’s termination of employment.

b.           The parties intend that any amounts payable hereunder that could constitute “deferred compensation” within the meaning of Section 409A will be compliant with Section 409A, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.  With respect to the time of payments of any amounts under this Agreement that are “deferred compensation” subject to Section 409A, references in this Agreement to “termination of employment” (and substantially similar phrases) shall mean “separation from service” within the meaning of Section 409A.  For purposes of Section 409A, each of the payments that may be made under this Agreement are designated as separate payments for purposes of Treasury Regulations Section 1.409A-1(b)(4)(i)(F), 1.409A-1(b)(9)(iii) and 1.409A-1(b)(9)(v)(B).

c.           Notwithstanding anything in this Agreement to the contrary, if Executive is deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) and Executive is not “disabled” within the meaning of Section 409A(a)(2)(C), no payments hereunder to be made in connection with a “separation from service” that are “deferred compensation” subject to Section 409A shall be made to Executive prior to the date that is six (6) months after the date of  Executive’s “separation from service” (as defined in Section 409A) or, if earlier, Executive’s date of death.  This Section 4.11 shall be applied by accumulating all payments that otherwise would have been paid within six months of Executive’s termination and paying such accumulated amounts in a single lump sum on the earliest date permitted under Section 409A that is also a business day.  Executive shall be a “specified employee” for the twelve-month period beginning on April 1 of a year if Executive is a “key employee” as defined in Section 416(i) of the Code (without regard to Section 416(i)(5)) as of December 31 of the preceding year or using such dates as designated by the Company in accordance with Section 409A and in a manner that is consistent with respect to all of the Company’s nonqualified deferred compensation plans, if any.  For purposes of determining the identity of specified employees, the Company may establish procedures as it deems appropriate in accordance with Section 409A.

d.           For the avoidance of doubt, it is intended that any indemnification payment or expense reimbursement made hereunder shall be exempt from Section 409A.    Notwithstanding the foregoing, if any indemnification payment or expense reimbursement made hereunder shall be determined to be “deferred compensation” within the meaning of Section 409A, then (i) the amount of the indemnification payment or expense reimbursement during one taxable year shall not affect the amount of the indemnification payments or expense reimbursement during any other taxable year, (ii) the indemnification payments or expense reimbursement shall be made on or before the last day of Executive’s taxable year following the year in which the expense was incurred, and (iii) the right to indemnification payments or expense reimbursement hereunder shall not be subject to liquidation or exchange for another benefit.

4.12           Headings.  The Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

4.13           Counterparts.  This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the Company and Executive have executed this Agreement in multiple originals to be effective on the Effective Date.

James C. Lewis (“Executive”)	U.S. Concrete, Inc. (the “Company”)

By: /s/ James C. Lewis	By: /s/ Michael W. Harlan
Printed Name: Michael W. Harlan
Date: October 1, 2010	Title: President & CEO
Date: October 1, 2010

EXHIBIT “A” TO EXECUTIVE SEVERANCE AGREEMENT BETWEEN
THE COMPANY AND CURT M. LINDEMAN

Position:	Senior Vice President and Chief Financial Officer

Location:	Houston, Texas

Geographic Region of Responsibility:
During Executive’s employment with the Company, within 75 miles of any plant or other operating facility in which the Company is then engaged in business.  Upon termination of Executive’s employment with the Company, within 75 miles of any plant or other operating facility in which the Company was engaged in business on the date immediately prior to Executive’s termination.

Change in Control Multiplier:	2.5

Period of Post-Employment Non-Competition Obligations:
If Executive’s employment is terminated under Section 1.1 or 1.2, the Period of Post-Employment Non-Competition Obligations shall be one year from the date of termination.  If Executive’s employment is terminated under Section 1.3, the Period of Post-Employment Non-Competition Obligations shall commence on the date of termination and continue for period of time equal to (a) 12 months multiplied by (b) the Change in Control Multiplier.

Monthly Base Salary:	$22,917 or such higher rate as may be determined by the Company from time to time

Annual Paid Vacation:	Four weeks